Consulting Agreement

This Consulting Agreement (the Agreement) is made and entered into as the 1st Day of October, 2012 (Effective Date) by and between Healthcare Corporation of America and its subsidiaries including but not limited to Prescription Corporation of America (PCA) or (Company), a New Jersey Corporation with a mailing address of 66 Ford Road Suite 230, Denville, New Jersey 07834 and Rx Services, Inc., Nitin Khandwala and Hemil Khandwala located at 7612 Bergenline Avenue, North Bergen, New Jersey 07047. (hereinafter referred to as “Consultant”);

WHEREBY each party may be referred to as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, PCA offer’s mail order and central fill programs to employers including non-profits (hospital, school districts, colleges, universities, Taft Hartley Fund, Long Term Care Facilities and 501 (C) 3 organizations); and

WHEREAS PCA has instituted Pharmacy Benefit Manager (PBM) and Reinsurance Services thereby encompassing all aspects of a pharmacy delivery system (the Work Product);

WHEREAS, the Consultant is an experienced and knowledgeable Pharmacy Manager with an expertise in the Pharmacy operations; and

WHERAS, the Parties have entered into discussions and disclosed certain business contacts and information to each other and each Party desires from time to time to enter into further discussions and/or disclose further business contacts or information with the others to further their collective goal to increase sales of the Work Product; and

WHEREAS, each party has made disclosures and discussions with the understanding that the information and business contacts were being disclosed subject to certain confidentiality and non-circumvention terms, and the Parties wish to formalize that understanding with respect to all such past disclosures and to clarify their understanding concerning compensation and the conduct of their activities; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herinafter set forth, the Parties hereby agree and state as follows:

Article One

SCOPE OF AGREEMENT

The purpose of this Agreement is to facilitate the operation and management of the HCA and its subsidiaries, and to restrict the confidentiality of this information to the Parties and their neccessary agents, and to prevent circumvention

Article Two

ENGAGEMENT FOR SERVICES

2.1	The Consultant will act as a Business Consultant and will provide pharmacy management services. The Consultant will provide full time services if at least 40 hours a week provided to PCA.

2.2	The Consultant will report directly to Gary Sekulski, CEO of HCA or his designee and will adhere to all of his directives and assignments.

Article Three

TERMINATION OF AGREEMENT

3.1	This agreement shall commence on the Effective Date, and shall continue for an initial term of the three (3) years and shall automatically extend on each anniversary thereafter with no fixed date of termination.

3.2	Any Party may terminate their participation in this Agreement immediately, upon written notice to the other Party if any of the following occur: (This is in addition to paragraph 3.2)

(i)	in the event of fraud, gross and willful misconduct, or abandonment on the part of any Party;

(ii)	if any Party is convicted of any felony related to its business responsibilities;

(iii)	in the event of material breach of any material obligation under this Agreement, and after such breach remains uncured for a period of sixty (60) days after written notice thereof from the other Parties, or if such breach requires more than sixty (60) days to cure, and such cure is not commenced within sixty (60) days after written notice thereof, and thereafter diligently pursued;

(iv)	upon 30 day written notice this agreement may be terminated by the Board of Directors of the Company if the consultants performance is not satisfactorily performed.

3.3	Termination of the Agreement shall not relieve the parties of any obligations arising prior to such termination or, which, under the terms of this Agreement, continue after the termination, including without limitation Sections 5.1, 5.2, 6.1.

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Article Four

COMPENSATION

4.1	The Consultant will receive compensation of $180,000 per year with the following adjustments:

If the Company sales for period January 1, 2013 - June 30, 2013 are $50,000,000 or greater, the Consultant’s salary will increase to $210,000 dollars ($210,000) per year.

If the Company sales for period April 1, 2013 - March 31, 2014 are $150,000,000 or greater, the Consultant’s salary will increase to$240,000 dollars ($240,000) per year.

If the Company sales for period April 1, 2014 - March 31, 2015 are $300,000,000 or greater, the Consultant’s salary will increase to $270,000 ($270,000) per year.

Article Five

CONFIDENTIAL INFORMATION

5.1	Proprietary Information. In the course of the service to the Company, the Consultant may have access to confidential know-how, software programs, business documents, marketing data, silent lists and trade secrets which are confidential. Such information shall hereinafter be called “Proprietary Information” and shall not include any information which is in the public domain during or after the employment of the Consultant, provided such information is not in the public domain as a consequence of disclosure directly by the Consultant in violation of this Agreement

5.2	Fiduciary Obligation. The Consultant agrees at all times to keep all Proprietary Information in a fiduciary capacity for the sole benefit of the Company.

Article Six

NON-COMPETITION AN NON-SOLICIATATION

6.1	Non-Competition and Non-Solicitation. The Consultant covenants and agrees at all times while the Consultant of the Company or during the two (2) year period immediately after termination of employment hereunder for cause or voluntary termination that the Consultant shall not directly or indirectly (individually or through a business or another person) engage in the following activities or assist another in such activities:

a.	recruiting or attempting to recruit any person who is currently employed by the Company; or

b.	entering into, engaging in or being employed by or acting as a consultant to any enterprise (“Competitor”) which is engaged in competition with the Company and the Consultant’s relationship with such Competitor involves the Consultant’s management of product lines (“Competing Products”) that are in direct competition with those of the Company without the advance written consent of the Company;

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c.	Soliciting the Company’s current, former and prospective customers with respect to competing products.

6.2	Non-hire. During the duration of this Agreement and a period of one year thereafter, the Company shall not, directly or indirectly, hire, attempt to hire, solicit employment to, retain, do business with, or otherwise have any business dealing with any employee, contractor, or stakeholder of Consultant.

Article Seven

NOTICES

7.1	Notices. All notices shall be in writing and shall be deemed delivered, when by hand confirmation of receipt or when by certified mail or by facsimiles.

a.	for communication to the Company, 66 Ford Road Suite 230, Denville, New Jersey 07834.

b.	for communications to the Consultant, 7612 Bergenline Avenue, North Bergen, New Jersey 07047.

Article Eight

MISCELLANEOUS

8.1	Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts entered into therein, without reference to principles of choice of law or conflicts of laws. In the event of any controversy or dispute between the parties in any way arising out of or connected with this Agreement that cannot be resolved by the parties, then such controversy or dispute shall be submitted to final and binding arbitration at the demand of either party made at any time. Arbitration shall be pursuant to the then current commercial rules of the American Arbitration Association. Arbitration hall be in New Jersey before a single neutral arbitrator from the Association’s panel. If the parties cannot agree on a designated arbitrator within thirty (30) days after the arbitration is requested in writing by either of them, the arbitration shall proceed before an arbitrator selected by the presiding judge of the New Jersey Superior Court or by such judge’s designee. The parties shall be entitled to all rights of discovery set forth in the applicable Section of the New Jersey State Code of Civil Procedure. The award and findings of the arbitrator shall be conclusive and binding upon the parties, the sole and exclusive remedy and in such form that judgment may be entered thereon in any court having jurisdiction thereof. Each party shall pay their own costs of such arbitration. Nothing in this Section 8.1 shall preclude either Party from seeking equitable relief such as an injunction from a court of competent jurisdiction.

8.2	Entire Agreement. The provisions, terms and conditions of this Agreement represent the entire agreement between the parties in relation to the subject matter hereof, and this Agreement supersedes any other agreement, understanding or representation, verbal or otherwise, relative to the subject matter hereof, between the parties prior to the time of execution of this Agreement. This Agreement shall be binding upon the heirs, executors, administrators, successors, permitted assigns or transferees of each Party and its shareholders, if any. This Agreement may be amended only by a written instrument executed by all of the Parties.

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8.3	Severability. If any clause, paragraph, term or provision of this Agreement shall be held or declared void or otherwise unenforceable by any court or other tribunal of competent jurisdiction, the same shall be deemed severed, and such holding or declaration shall have no effect upon any other clause, paragraph, term, or provision of this Agreement, and this Agreement shall otherwise continue in and be given full force and effect.

8.4	No Waiver. No delay or omission on the part of any party in exercising any right under this Agreement shall operate as a waiver of any such right or of any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any future occasion.

8.5	Independent Contractors. Except as expressly provided herein, it is the express intention of the parties to be considered independent contractors and that no partnership or joint venture shall be created as a result of this Agreement, that none of the parties shall be the agent, legal representative, franchisee or employee of another for any purpose whatsoever, and that no party is granted any right or authority to assume or create any obligation for or on behalf of, or in the name of, or in any way to bind another party. All parties agree not to incur or contract any debt or obligation on behalf of any other party or commit any act, make any representation or advertise in any manner, which may adversely affect any right of another party or be detrimental to its good name and reputation.

8.6	Amendments. Except as expressly provided herein, this Agreement may be amended or modified only by a written instrument executed by a duly authorized representative of each party.

8.7	Force Majeure. As used herein, “Force Majeure” means any Act of God, act of civil or military authority, war, criminal act, fire, explosion, earthquake, flood, weather condition, power failure, labor problem, accident, or any other cause, beyond a party’s or its designee’s reasonable control. No failure or omission in the performance of any obligation hereunder shall be deemed a breach of this agreement or create any liability for damages if such failure arises from a Force Majeure event; provided, however, that the party unable to perform shall continue exercise its best efforts to overcoem the disability and find an alternative or substitute for the performance of its obligations.

8.8	Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together will constitute a single’instrument.

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IN WHITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Healthcare Corporation of America

By:	/s/ Gary Sekulski	/s/ Hemil Khandwala
	Gary Sekulski, CEO	Rx Services, Inc., Consultant

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